UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 30, 2011

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Star Gold Corp.

(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

611 E. Sherman Ave.

Coeur d’Alene ID 83814

(Address of principal executive offices)

208- 755-5374

(Registrant’s telephone number)

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 30, 2011, Ian Falconer was appointed a member of the Board of Directors of the Company.

There are no family relationships between Mr. Falconer and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which Mr. Falconer had or will have a direct or indirect material interest.

Item 5.07

Submission of Matters to a Vote of Security Holders

(1)

On or about November 30, 2011, the Company received written consents in lieu of a special meeting of the board of directors (the “Board”), and of the shareholders owning a majority of the issued and outstanding shares of the Company’s voting securities (the “Shareholders”) authorizing the Board to amend our Articles of Incorporation (the “Articles”) in the State of Nevada as follows:

Article Four (“Capital Stock”) – added additional provisions regarding preferred stock

Article Twelve (“Liability of Directors and Officers”) –added additional protection added for officers and directors

Article Thirteen (“Acquisition of Controlling Interest”) – added Article

Article Fourteen (“Combinations with Interested Stockholders”) – added Article

Article Fifteen (“Indemnification”) – added Article

Article Sixteen (“Increasing or Decreasing Shares of Issued Stock”) – added Article

(2)

On or about November 30, 2011, the Company received written consents in lieu of a special meeting of the Board and of the Shareholders authorizing the Board to undertake a 1:6 reverse split of the Company’s shares of common stock.

(3)

On or about November 30, 2011, the Company received written consent, in lieu of a special meeting of the Shareholders, electing Ian Falconer to the Board.

On November 30, 2011, the Board and the Shareholders: 1) approved the amendments to the Articles; and 2) approved the 1:6 reverse stock split and 3) the Shareholders appointed Ian Falconer to the Board.

For each of the foregoing proposals, 36,018,000 shares of common stock, representing 57% of the issued and outstanding shares, voted in favor by consent in lieu of a special meeting of the shareholders.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gold Corp.

/s/ Kelly Stopher

Kelly Stopher

Chief Financial Officer

December 2, 2011